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                                                                 EXHIBIT (d)(7)

       THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

                  TERMINAL ILLNESS ACCELERATED BENEFIT RIDER

NOTICE: BENEFITS ADVANCED UNDER THIS RIDER MAY OR MAY NOT BE TAXABLE. AS WITH ALL TAX MATTERS, THE OWNER SHOULD CONSULT A PERSONAL TAX ADVISOR TO ASSESS THE IMPACT OF THIS BENEFIT.

This rider has been added to and made a part of the policy to which it is attached.

RIGHT TO EXAMINE RIDER. You may return this rider within 20 days after receipt if you are not satisfied with it for any reason. The rider may be returned to us or to the agent through whom the policy was purchased. Upon return of this rider within the 20 day period, it will be void from the beginning.

TERMINAL ILLNESS BENEFIT: ACCELERATED PAYMENT OF A PORTION OF THE BASE POLICY DEATH BENEFIT. This is an accelerated death benefit rider. This rider provides for acceleration of payment of a portion of the base policy death benefit proceeds upon receipt of satisfactory evidence that the Insured under the base policy is terminally ill with 12 months or less to live.

ENTITLEMENT TO AN ACCELERATED BENEFIT UNDER THIS RIDER. The benefit under this rider is payable to the Owner of the policy if:

1. The amount payable is $2,500 or more;

2. The Owner elects to exercise the option while the policy and this rider are in force;

3. The Owner provides a Written statement signed by a physician providing the following information:

    a. The diagnosis; and

    b. A statement that:

       (1) The medical condition of the Insured is expected to result in death; and

       (2) Because of the nature and severity of the medical condition, the Insured's life expectancy is not greater than 12 months;

4. The Owner provides consent of any irrevocable beneficiary or assignee that benefits may be paid to the Owner;

5. The Owner provides, if requested by us, a consent form from any of the following:

    a. A spouse;

    b. The Insured under this rider;

    c. Any Beneficiary (other than as stated in paragraph 4); or

    d. Any other person if, in our discretion, such person's consent is needed to protect our interests;

6. Our right to a second opinion by a physician or our choice has been exercised or waived.

Payment of a benefit under this rider will be made only once at which time this rider will terminate. (For example, if after a benefit has been paid under this rider, the Insured recovers from a condition which was considered "terminal", and the Insured is again diagnosed as having a terminal illness, no additional benefit will be payable.)

LIMITATIONS. No benefit will be provided by this Rider if Terminal illness results from intentionally self-inflicted injuries.

This Rider provides for the advance of a portion of the death benefit proceeds of the base policy. This is not meant to cause involuntarily access to proceeds ultimately payable to the beneficiary. Therefore, this benefit is not available:

1. If either the Owner or the Insured under this rider is required by law to use this benefit to meet the claims of creditors, whether in bankruptcy or otherwise; or

2. If either the Owner or the Insured under this rider is required by a government agency to use this benefit in order to apply for, obtain, or otherwise keep a government benefit or entitlement.

TERMINAL ILLNESS ACCELERATED BENEFIT INSURED. Only the Insured under the base policy is covered by this rider. No coverage is provided for the spouse, any children, or any other person covered by riders attached to the base policy.

TERMINAL ILLNESS BENEFIT AMOUNT. The terminal Illness Benefit is a one time acceleration of up to 50% of the death benefit proceeds payable under the base policy, not to exceed $250,000.

The amount of coverage under this rider will change automatically with any change in the base policy benefit amount (subject to the $250,000 maximum). No accelerated benefit will be payable on the basis of any other rider attached to the policy.

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DEFERRED PREMIUMS. After payment of the Terminal Illness Benefit and if the
Insured is not eligible for Waiver of Premium (or Waiver of Monthly Deduction), we will defer premiums on the policy and any attached riders. The total of any premiums deferred and interest thereon will be assigned to us and deducted from the death benefit.

The amount of premium deferred on universal life policies containing a "Monthly Guarantee Premium" provision will be equal to the Guarantee Premium necessary to keep the policy in force to the next policy anniversary. The amount of premium deferred on Universal life policies without a Monthly Guarantee Premium Provision will be equal to the sum of Monthly Deductions to the next policy anniversary. (See the policy provision entitled "How we calculate a Monthly Deduction.")

LIEN. When an accelerated benefit is paid under this rider, a lien against future policy benefits will be established. The lien at the time the accelerated benefit is paid will be equal to the amount of such benefit; plus:

1. Any deferred premiums; and

2. Loan interest to the next policy anniversary, if due but unpaid (deferred loan interest); and

3. An administrative fee not to exceed $250; and

4. Interest to the next policy anniversary on the amount accelerated.

On each policy anniversary, any premiums, loan interest or interest on the lien that is due but unpaid will be added to the lien. The amount of the lien and any policy loan will be deducted from the Death Benefit prior to payment.

At any time the lien plus any policy loan equals or exceeds the death benefit that would be payable if there were no indebtedness, this policy will lapse. However, at least 31 days prior notice must be mailed by us to your last known address and to the assignee of record, if any.

INTEREST. After payment of the Terminal Illness Benefit, interest will accrue daily on paid out benefits and any deferred premiums at an annual effective interest rate. Interest on the lien will be payable in advance on each policy anniversary. The interest rate will be determined at the end of each calendar year. Such rate will be effective on the policy anniversary occurring in the following calendar year.

The maximum interest rate will not exceed the greater of:

1. The Moody's corporate Bond Yield Average-Monthly Average Corporates (hereafter referred to as "Moody's Bond Yield Average") for the month of October preceding the calendar year for which the loan interest rate is determined; or

2. The interest rate used to calculate Cash Values under the policy during the period for which the interest rate is being determined, plus 1%.

If the Moody's Bond Yield Average is no longer published, the rate used in its place will be established by law or regulation of the insurance supervisory official of the jurisdiction in which the policy is delivered.

Any change in the interest rate will be subject to the following:

1. No change in the interest rate will be made unless the difference in rates is 1/2% or more.

2. If the difference is 1/2% or more and the legal maximum interest rate is lower, we will lower the interest rate to be equal to or less than the legal maximum interest rate.

3. If the difference is 1/2% or more and the legal maximum interest rate is higher, we may increase the interest rate by at least 1/2% but not more than the legal maximum interest rate.

We will notify the Owner of the initial interest rate. If there is a benefit that has been paid on this policy, we will give the Owner advance notice of any increase in the interest rate.

AFTER THE TERMINAL ILLNESS BENEFIT IS PAID; EFFECT ON THIS RIDER AND THE BASE POLICY. After the Terminal Illness Benefit is paid, this rider will terminate. A lien will be established against future benefits payable under the base policy. There will be no reduction or lien against any term or accidental death benefit riders attached to the base policy. The cash surrender value available for withdrawal, surrender or loan will be only that amount in excess of the lien plus any policy loan plus any unpaid interest due. Once the lien has been established, it cannot be repaid except through policy surrender, maturity or as a death claim.

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Payment of the Terminal Illness Benefit does not cause premiums or monthly deductions to be waived. Any waiver benefit will be considered only if a rider providing waiver benefits is attached to the policy and the Insured qualifies for waiver benefits on the basis of the provisions of such rider.

TERMINATION. This rider will terminate on the earliest of the following dates:

1. On the date the base policy terminates for any reason;

2. On the date a benefit under this rider is paid;

3. Upon written request from the Owner that this rider be terminated.

PHYSICIAN. Physician means an individual who is licensed to practice medicine and treat illness or injury in the state in which treatment is received and who is acting within the scope of that license. Physician does not include:

1. The Insured under this rider;

2. The Owner;

3. A person who lives with the Owner or the Insured under this rider;

4. A person who is a member of the immediate family of the Owner or the Insured under this rider.

IMMEDIATE FAMILY. The term "Immediate Family" means a spouse, child, brother, sister, parent or grandparent of:

1. The Owner or the Insured under this rider; or

2. A spouse of the Owner or the Insured under this rider.

TERMINAL ILLNESS. Terminal Illness is a noncorrectable medical condition that:

1. With reasonable medical certainty, will result in the death of the Insured under this rider in 12 months or less from the date of a licensed physician's certification of such Insured's life expectancy; and

2. Was first diagnosed on or after the Effective Date of this Rider.

PROOF OF TERMINAL ILLNESS. Before payment of an accelerated benefit, we will require you provide us with proof satisfactory to us that the Rider Insured's life expectancy is 12 months or less from the date of application for the accelerated benefit. This proof will include the certification of a licensed physician. We reserve the right to obtain a second medical opinion at our expense, and to rely on such opinion if it differs.

REINSTATEMENT. If the policy and this rider terminate at the same time, and the policy is reinstated, this rider will also be reinstated, subject to evidence of insurability satisfactory to the Company.

POLICY PROVISIONS APPLICABLE. This rider is subject to all the conditions and provisions of the policy, except as otherwise provided in this rider.

REPRESENTATIONS AND CONTESTABILITY. All statements made in the application for this Rider by or on behalf of the Rider Insured will in the absence of fraud be deemed representations and not warranties. The validity of this Rider with respect to the Rider Insured will not be contestable after it has been in force for 2 years during the lifetime of the Rider Insured.

Any increase in coverage effective after the Rider Date of Issue or any reinstatement will not be contestable after such increase or reinstatement has been in force during the lifetime of the Rider Insured for 2 years from its effective date. A contest will be based only on the application for the increase or reinstatement.

NON-PARTICIPATING. No dividends are payable under this rider.

CONSIDERATION. The consideration for this rider is the application for the policy and this rider, and payment of sufficient premium to keep the base policy in force. There is no charge for this rider prior to the time application is made for acceleration of payment of a portion of base policy benefits due to terminal illness.

The effective date of this rider is the effective date of the policy unless a later date is shown on page 3 of the policy.


                                                  /s/
                                                  ------------------------------
                                                  President

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